EXHIBIT 5.7

February 23, 2009

VIA EDGAR

United States Securities and Exchange Commission

Re:	Great Basin Gold Ltd. (the “Registrant”)
Registration Statement on Form F-10
Consent of Expert

This letter is provided in connection with the Registrant’s Form F-10 registration statement originally dated February 23, 2009, and any amendments thereto and any registration statements filed pursuant to Rule 429 of the United States Securities Act of 1933, as amended (the “Registration Statement”).

On my own behalf and on behalf of H M Exploration CC (the “Company”), I hereby consent to the use of my name and the Company’s name in connection with reference to my and the Company’s involvement in the preparation of the “Technical Report on Updated and Optimisation of the May 2006 Feasibility Study for the Burnstone Gold Project, Balfour, Mpumalanga Province, Republic of South Africa”, dated June 21, 2007 (the “Technical Report”), and to references to the Technical Report, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Report in the Registration Statement.

Yours truly,

H M Exploration CC

/s/ Harry Meadon
Harry Meadon, Pr. Sci. Nat.